SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

               _______________________________

                          FORM 8-K

                       CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

             __________________________________


Date of Report (Date of earliest event reported): October 22, 1997



                      AEARO CORPORATION
     (Exact name of Registrant as specified in charter)



          Delaware                     0-26942                    13-3840450
(State or other jurisdiction(Commission file number)             (IRS employer
          of incorporation)                    identification no.)


One Washington Mall, Eighth Floor, Boston, Massachusetts 02108-2610
    (Address of principal executive offices)  (Zip Code)

                       (617) 371-4200
    (Registrant's telephone number, including area code)



Item 5.  Other Events.

     Preliminary Fourth Quarter and Fiscal 1997 Results.  On October
22, 1997, Aearo Corporation issued a press release regarding preliminary fourth quarter and fiscal 1997 results. The text of the press release is as follows:

"Aearo Corporation, a leading manufacturer of personal protection equipment and specialty composites for industrial use, today announced that unaudited net sales for the quarter ended September 30, 1997 increased 13.0% to $74.7 million, compared with 1996 fourth quarter net sales of $66.1 million. Unaudited sales for the fiscal year ended September 30, 1997 increased $42.4 million to $285.8 million compared with 1996 full year net sales of $243.4 million. Net sales for both periods include sales related to Peltor AB ("Peltor") which was acquired in May 1996 and Eastern Safety Equipment Co., Inc. ("Eastern") which was acquired in January 1996. After adjustments to give effect to the acquisitions of Peltor and Eastern for the full year ended September 30, 1996, fiscal year 1997 net sales increased 4.0% from $274.7 million.

     The company expects earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter ended September 30, 1997 to show an increase of approximately 11% to $12.0 million from $10.8 million in the quarter ended September 30, 1996. EBITDA for the year ended September 30, 1997 is estimated to be $37.4 million as compared to $39.7 million for the year ended September 30, 1996. While the Company believes EBITDA is a useful indicator of its ability to service debt, EBITDA should not be considered as a substitute for net income determined in accordance with generally accepted accounting principles as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. Investors should be aware that EBITDA as presented above may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion. All results presented in this press release are subject to audit adjustments as the company completes its year-end closing process.

     John D. Curtin, Jr., Aearo's Chairman and Chief Executive Officer, stated: "The fourth quarter results reflect our progress in overcoming the problems caused during the year by a major systems conversion with resulting disruption in operations and distribution. We have restored customer service to normal levels and are now working to restore costs and profits to normal levels. We shall continue pushing for excellence in service, products and performance."

     Aearo Corporation designs, manufactures and sells personal protective equipment, including non-prescription safety eyewear, hearing protection, prescription safety eyewear and respirators. The company's products, marketed under the AOSafety, Eastern, Peltor, Shoplyne, and E-A-R brand names, are sold principally to industrial safety distributors and are used by industry, government, the military and health provider.
In addition, its AOSafety and Eastern products can be found in retail outlets such as home centers, hardware, drug and sporting good stores.

     Statements contained in this press release that are not historical facts are forward-looking statements that are made in reliance on the safe harbor provisions of the Private Securities and Litigation Reform
Act of 1995. In addition, words such as "believes", "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, changing market condition, the successful integration of acquisitions and the other risks detailed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and other periodic reports filed with the Securities Exchange and from time to time in other filings.
Should one or more of these risks and uncertainties materialize, actual results may differ materially from those projected. Readers should not place undue reliance on these forward-looking statements, which represent management's current views with respect to future events or financial performance based on assumptions management believes to be reasonable and speak only as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statement."

                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 22, 1997        AEARO CORPORATION



                              /s/ Steven F. Scott
                              Steven F. Scott
                              Vice President, General Counsel and
                              Secretary



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